EXHIBIT 10.12

DEFERRED COMPENSATION PLAN
FOR DIRECTORS OF
FLUKE CORPORATION

(As Amended April 29, 1994)


ARTICLE I
Purpose of The Plan

The purpose of the Deferred Compensation Plan for Directors (the "Plan") is to provide additional benefits for Directors of Fluke Corporation following termination of service as a Director.


ARTICLE II
Definitions

Unless the context clearly indicates otherwise, the following words and phrases shall have the meanings hereinafter indicated:

1.  Account.  A  Participant's Cash Account and/or Stock Account.
Accounts are unfunded liabilities of the Company.

2. Annual Fee. The annual retainer fee to which a Director is entitled for service on the Board of Directors.

3.  Board of Directors.  The Board of Directors of Fluke Corporation.

4. Cash Account. The bookkeeping account maintained for each Participant that is credited with (1) Deferred Compensation which a Participant does not elect to have invested in Stock and (2) interest imputed pursuant to Section 3(b) of Article VI.

5. Committee. The Compensation Committee of the Board of Directors as is, from time to time, appointed or constituted by the Board of Directors.

6.  Company.  Fluke Corporation and its successors.

7.  Compensation.  The Annual Fee and the Meeting Fees to which a
Director is entitled for service on the Board of Directors.

8.  Crediting Date.  The first day in any fiscal quarter of the Company.

9.  Deferred Compensation.  The portion of Compensation which a
Participant elects to defer.

10.  Director.  A member of the Board of Directors.

11. Meeting Fees. The monetary amounts to which a Director is entitled for attending meetings of the Board of Directors, or a committee thereof.

12. Participant. Any Director who elects to defer Compensation in accordance with the Plan.

13. Payment Eligibility Date. The date on which a Participant attains the age of 65 years, or ceases to be a Director, whichever is later.

14. Plan. This Deferred Compensation Plan for Directors, as amended from time to time.

15.  Plan Year.  The fiscal year of the Company.

16.  Secretary.  The Corporate Secretary of the Company.

17.  Stock.  Common stock of the Company.

18. Stock Account. The bookkeeping account maintained for each Participant that is credited with (1) the Deferred Compensation which a Participant elects to be invested in Stock and (2) earnings credited thereto pursuant to Section 4(a)(2) of Article VI.

19. Trust. The irrevocable grantor trust which is established to acquire and hold the shares of Stock allocated to each Participant's Stock Account and under which the assets are subject to the claims of the Company's creditors.

20. Trustee. The Trustee or Trustees, whether original or successor, appointed under the Trust.


ARTICLE III
Participation

A Director shall become a Participant in the Plan by electing to defer all or a portion of Compensation. Such election shall be made by filing with the Secretary a "Director's Deferral Election Form" which complies with the requirements of Articles IV and V.


ARTICLE IV
Election of Deferred Amount

1. Election. Prior to the end of each Plan Year, a Director may elect to defer Compensation for the ensuing Plan Year. Such election shall specify:

  a. The percentage of each payment of Annual Fee to be deferred, and/or

  b.  The percentage of each payment of Meeting Fees to be deferred.

2. Election by New Directors. A Director who is first elected during a Plan Year may elect to defer Compensation for the remainder of that Plan Year by filing such election within thirty days of becoming a Director.
 Such election shall be effective for all Compensation for that Plan Year which is earned after the election is filed with the Secretary.

3. Effect of Annual Election. The annual election made by a Participant for any Plan Year shall be irrevocable with respect to such year. However, such election shall not be binding with respect to Compensation attributable to any succeeding Plan Year. A separate election must be filed for each Plan Year.


ARTICLE V
Investment Elections

1. Annual Election. Coincident with an election under Article IV, a Participant shall file an investment election with the Secretary designating the percentage of the Compensation deferred for the Plan Year which is to be credited to his Cash Account and the percentage of the Deferred Compensation which is to be credited to his Stock Account. Failure by a Participant to designate an investment option for any portion of his Deferred Compensation will be deemed to be an election for such Deferred Compensation to be credited to his Cash Account.

2. Effect of Annual Election. The investment election made by a Participant for any Plan Year shall be irrevocable with respect to deferrals of Compensation in such year. A separate investment election must be filed for each Plan Year.

3.  Reallocation Election.

  a. Coincident with an election under Article IV, a Participant may elect to transfer as of the first day of a Plan Year, all or a portion of his Cash Account to his Stock Account or to transfer all or a portion of his Stock Account to his Cash Account by filing an election with the Secretary.

  b. If a Participant desires to transfer any portion of his Cash Account to his Stock Account, his election shall state the amount to be transferred. Such amount shall be debited to the Participant's Cash Account and credited to his Stock Account.

  c. If a Participant desires to transfer any portion of his Stock Account to his Cash Account, his election shall state the number of shares of Stock and the amount of any cash to be transferred. Upon receipt of such election, the Committee shall instruct the Trustee to sell, on the first day of the Plan Year (or the first business day thereafter) on which the Reallocation Election is effective, the number of shares of Stock designated in the Participant's election and to deliver the proceeds to the Company. The number of shares of Stock sold and the amount of any cash to be transferred shall be debited to the Participant's Stock Balance, and an amount equal to the sales proceeds and any transferred cash shall be credited to his Cash Account. The amount of the sales proceeds shall be deemed to be the consideration received for the shares of Stock minus any commissions or other expenses of selling the Stock.


ARTICLE VI
Participant Accounts

1. General. A Cash Account and a Stock Account shall be maintained for each Participant.

2. Stock Balance and Cash Balance Under the Stock Account. Each Participant's Stock Account shall consist of a Stock Balance and a Cash Balance. Each participant's Cash Balance shall reflect the amount of the Participant's Deferred Compensation which has been allocated to the Stock Account but which has not yet been exchanged for an allocation of shares of Stock. The Cash Balance need not be credited with interest. Each Participant's Stock Balance shall reflect the number of shares of Stock which have been allocated thereto pursuant to the provisions of this Plan.

3. Allocations to Cash Account. There shall be credited to each Participant's Cash Account as of each Crediting Date, the following amounts:

  a. The portion of Compensation which the Participant has elected to defer and be allocated to his Cash Account and which has not previously been credited to either his Cash Account or Stock Account.

  b. Imputed interest which rate shall be established for each Plan Year by reference to the 90-day Treasury bill rate on the first day of each Plan Year. For purposes of computing such interest which shall be credited and compounded annually on the last day of each Plan Year, it shall be assumed that all deferrals to the Cash Account during a Plan Year will have been in the account for six months of the Plan Year, regardless of when the funds were actually deferred.

  c. Any amount which the Participant has elected to be transferred from his Stock Account pursuant to Article V.

4.  Allocations to Stock Account.

  a. Allocation to Cash Balance. There shall be credited to each Participant's Cash Balance the following amounts:

    1) The portion of Compensation which the Participant has elected to defer and invest in Stock and which has not previously been credited to either his Cash Account or Stock Account;

    2) The amount of any cash dividend paid by the Company related to shares of Stock which were allocated to the Participant's Stock Account on the date such dividend was paid; and

    3) Any amount which the Participant has directed to be transferred from his Cash Account pursuant to Article V.

  b. Acquisition of Stock. Within ten business days following each Crediting Date, the Company shall deliver to the Trustee cash equal to the Deferred Compensation credited to the Participant's Cash Balance under paragraphs (a)(1) and (a)(3) above. The Committee shall instruct the Trustee to immediately purchase, on the open market, the maximum number of whole shares of Stock that can be purchased with the amount allocated to the Participant's Cash Balance. Commissions and other expenses of purchasing Stock shall be deemed to be part of the purchase price for such Stock.

  c. Allocation of Stock. Upon the Trustee's purchase of Stock pursuant to the instructions described in paragraph (b) above, the Participant's Stock Balance shall be credited with the number of shares of Stock so acquired by the Trustee, and the Participant's Cash Balance shall be debited by an amount equal to the purchase price paid by the Trustee for such shares of Stock.

  d. Stock Dividends and Stock Splits. Whenever the Stock is subject to a split, stock dividend, reverse stock split, recapitalization, or like change, the number of shares of Stock allocated to each Participant's Stock Account shall be adjusted accordingly.

5. Reallocation in the Event of a Termination of the Trust. In the event the Trust is terminated at a time when any amounts are allocated to a Participant's Stock Account, then the following reallocations shall be made as of the date of the termination (the "Termination Date"):

  a. The Participant's Stock Account shall be debited by the amount of the cash and the number of shares of Stock then allocated to his Stock Account.

  b. The Participant's Cash Account shall be credited with an amount equal to the sum of (i) the amount of cash debited to his Stock Account under (a) above and (ii) an amount equal to the number of shares debited to his Stock Account in (a) above multiplied by the closing price of the Stock on the national stock exchange upon which the Company's stock is listed on the Termination Date as reported in the Western Edition of the Wall Street Journal.

6.  Voting; Tender Offers.

  a. Voting. The Trustee shall independently vote the shares held under the Trust.

  b. Tender Offers. In the event of any transaction which is evidenced by the filing of a Statement on Schedule 14D-1 with the Securities and Exchange Commission or in the event of any other similar transaction (a "Tender Offer"), then the Committee shall seek confidential written instructions from each Participant as to whether the Stock allocated to the Participant's Stock Account should be tendered. If a Participant does not submit instructions to the Committee, the Participant shall be deemed to have elected not to have the shares credited to such Participant's Stock Account tendered. The Committee shall instruct the Trustee whether or not to tender shares of Stock, and the number of shares of Stock, if any, to be tendered in accordance with the Participants' elections. If a Participant directs that any shares allocated to his Stock Account be tendered, then his Stock Account shall be debited by the number of shares tendered and an amount equal to the proceeds received in exchange for those shares shall be credited to his Cash Account.


ARTICLE VII
Distributions

1. Time and Amount of Distribution. Each Participant shall be entitled to receive a distribution of benefits under this Plan as soon as practicable following his Payment Eligibility Date. The distribution payable to a Participant shall be the amount of cash and the number of shares of Stock allocated to his Accounts as of his Payment Eligibility Date; provided, however, that if the distribution is made in installments, then amounts remaining credited to the Participant's Accounts shall continue to be credited with interest and/or dividend additions until distributed.

2. Form of Distribution. Benefits shall be distributed to a Participant in accordance with the Participant's election which shall be filed with the Secretary within ten days after the Payment Eligibility Date. A Participant may elect to receive his Accounts in a lump sum or in equal annual installments not to exceed ten annual installments.

3.  Discretionary Exceptions.

  a. In the event that a Participant ceases to be a Director prior to age 65, the Committee may, in its sole discretion, determine that such Participant's Accounts be paid out in the manner as elected by such Participant but commencing at a date earlier than such Participant's Payment Eligibility Date.

  b. In the event that a Participant dies prior to the Participant's Payment Eligibility Date, the Committee shall pay over to such Participant's designated beneficiary the balance of such Participant's Accounts through the last Crediting Date preceding such death.

  c. In the event that a Participant dies following the commencement of payout on an installment basis, the Committee shall pay the remaining balance of such Participant's Accounts to the designated beneficiary of such Participant.

4. To Whom Payments are to be Made. Each payment under the Plan shall be made to the Participant, except that, in the event of the Participant's death, payments will thereafter be made to the beneficiary or beneficiaries whom the Participant has designated and filed with the Secretary. If no such beneficiary has been designated, or the designated beneficiary fails to survive the Participant, then such post-death payments shall be made in accordance with the law of the Participant's domicile at the date of death.

5. Special Payout Period. In the event that the Plan is amended, modified, suspended or terminated, the Committee may, at its option, direct a special payout period not to exceed five years of all amounts accumulated and unpaid in each Participant's Account hereunder, provided that it deems such payout period to be in the best interests of the Company. In this event, all amounts accumulated and unpaid in each Participant's Account will continue to be credited with interest and/or dividends, as specified in Article VI, throughout the special payout period. If no such special payout is directed, each Participant's Account shall continue to be credited with interest and/or dividend additions until paid out in full under the provisions of the Plan.


ARTICLE VIII
Administration

1. Appointment of Committee. The Plan shall be administered by the Committee.

2. Powers and Duties of Committee. The Committee shall have such powers and duties as are conferred on it by the Plan and the Board of Directors. The Committee shall have the authority to take any and all actions that it deems necessary or appropriate in the administration of the Plan. The Committee may adopt such rules and procedures for the administration of the Plan as it deems advisable to implement such rules and procedures. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.

3. Construction and Interpretation. The Committee shall have the full discretion to construct and interpret the terms and provisions of the Plan and all determinations made by the Committee shall be final.

4. Reliance Upon Information. The Committee and the Board of Directors may rely upon any information supplied to them by any officer of the Company, the Company's legal counsel or by the Company's independent public accountants in connection with the administration of the Plan, and shall not be liable for any decision or action in reliance thereon.

5. Expenses. All expenses of the administration of the Plan shall be borne by the Company, except to the extent commissions and other expenses related to Stock acquisitions and dispositions are charged against Participant's Accounts in accordance with other provisions of the Plan.

6. Annual Statement. Under procedures to be established by the Committee, a Participant shall receive an annual statement with respect to such Participant's Accounts.


ARTICLE IX
Miscellaneous

1.Rights and Interests. No rights or interests under this Plan shall be assignable, transferable or subject to encumbrance, pledge or charge of any nature, except that a Participant may designate a beneficiary to receive any benefits arising hereunder upon such Participant's death.

No Participant shall have any right or interest in the Plan or any benefits hereunder unless and until all of the terms, conditions and provisions of the Plan that affect the Participant shall have been complied with as herein specified. Additionally, the Participant shall complete such forms and furnish such information as the Committee may require in the administration of the Plan.

2. Withholding. There shall be deducted from each payment made under the Plan all taxes which are required to be withheld by the Company or Trustee in respect to such payment. The Company and Trustee shall have the right to reduce any payment by the amount sufficient to provide the amount of said taxes.

3. Unsecured General Creditors. Participants and their beneficiaries shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. Any and all of the Company's assets, including the assets held under the Trust, shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise, and the rights of the Participants and their beneficiaries shall be no greater than those of unsecured general creditors.

4. Amendment, Modification, Suspension or Termination. The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall reduce any amounts allocated previously to a Participant's Accounts, provided that any amendment to or change in the Plan adopted by the Committee, which will either significantly increase any benefits under the Plan or will substantially alter the general principles of the Plan, shall not become effective unless ratified by the Board of Directors.

5. Governing Law. The place of administration of the Plan shall be conclusively deemed to be within the State of Washington; and the validity, construction, interpretation and effect of the Plan and all rights of any and all persons having or claiming any interest in such Plan shall be governed by the laws of the State of Washington.


ARTICLE X
Effective Date

The Plan shall be applicable to and shall be effective as to Compensation for Plan Years commencing on and after September 30, 1989.